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                                                                 SEC File
                                                                 Number
                                                                 000-32745
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                                                                 CUSIP Number
                                                            	 0001138173
                                                            	 ------------

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                  FORM 12b-25

                       Commission File Number: 000-32745

                          NOTIFICATION OF LATE FILING

 (Check One): / /Form 10-KSB / /Form 20-F / /Form 11-K /X/Form 10-Q
              / /Form N-SAR

       For Period Ended: September 30, 2005
                         ------------------

              /  /  Transition Report on Form 10-K
              /  /  Transition Report on Form 20-F
              /  /  Transition Report on Form 11-K
              /  /  Transition Report on Form 10-Q
              /  /  Transition Report on Form N-SAR

       For the Transition Period Ended:
                                             --------------------

READ INSTRUCTION (ON BACK PAGE) BEFORE PREPARING FORM.  PLEASE PRINT OR
TYPE.

NOTHING ON THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.
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If the notification relates to a portion of the  filing  checked  above, identify the Item(s) to which the notification relates:

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





                       PART 1  -- REGISTRANT INFORMATION

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Full Name of Registrant:
CONSUMER DIRECT OF AMERICA
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Former Name if Applicable:

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Address of Principal Executive Office (Street and Number):
6330 South Sandhill Road

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City, State and Zip Code:
Las Vegas, NV 89120

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                      PART II  -- RULES 12b-25(B) AND (C)

       If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)



   (a) The reasons defined in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense.

/X/(b) The subject matter report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

   (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.



                             PART III -- NARRATIVE

       State below in reasonable detail the reasons why Form 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

       Consumer Direct of America ("CDA" or "Registrant") is unable to complete its preparation of its financial statements for the period ended September 30, 2005 without unreasonable effort and expense.






                         Part IV -- Other Information

(1) Name and telephone number of person to contact in regard to this notification

     Lee Shorey, CFO                    (702) 547-7300
     ------------------     -------------------------------------------
         (Name)                       (Area  Code) (Telephone  Number)
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(2)  Have all other periodic reports required  under  section  13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                  /X/ Yes     / / No
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(3)  Is it anticipated  that  any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                 / / Yes     /X/ No

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                          Consumer Direct of America
         ------------------------------------------------------------
                 (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date:  November 14, 2005

                          By:    /s/ Lee Shorrey
                          --------------------------
                          	     Lee Shorey, CFO